Issuer Free Writing Prospectus Dated November 30, 2020	Filed pursuant to Rule 433 Registration Statement No. 333-235991 Relating to Preliminary Prospectus Supplement dated November 30, 2020

Elanco Animal Health Incorporated

54,500,000 Shares

The following information supplements the Preliminary Prospectus Supplement dated November 30, 2020, and is filed pursuant to Rule 433, under Registration No. 333-235991. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement dated November 30, 2020.

Issuer:	Elanco Animal Health Incorporated

Ticker/Exchange:	ELAN/NYSE

Common Stock Offered by the Selling Shareholder:	54,500,000 shares

Option to Purchase Additional Shares:	8,175,000 shares

Public Offering Price:	$30.25 per share

We have been advised by the underwriters that, prior to purchasing the shares of common stock being offered pursuant to the Preliminary Prospectus Supplement dated November 30, 2020, on November 30, 2020, one of the underwriters purchased on behalf of the syndicate, 152,909 shares of common stock at an average price of $30.498 per share in stabilizing transactions.

The issuer has filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the preliminary prospectus supplement and the prospectus and, when available, the final prospectus supplement, from: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282-2198, by telephone at 1-866-471-2526, or by e-mail at prospectus-ny@ny.email.gs.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at 1-800-221-1037 or by email at usa.prospectus@credit-suisse.com.